EXHIBIT 10.137

     LETTER OF INTENT DATED AUGUST 5, 1996 BETWEEN THE REGISTRANT AND NG MAN
          SUN DBA DRAGON SIGHT INTERNATIONAL AMUSEMENT (MACAU) COMPANY

                                 August 5, 1996


Mr. Ng Man Sun
DRAGON SIGHT INTERNATIONAL
 AMUSEMENT (MACAU) COMPANY
Room 3078, Diamond Square
3/F Shun Tak Centre
200 Connaught Road, Central Hong Kong

         RE: The 40% Net Profits Interest acquired on May 25, 1995 by Nona Morelli's II Inc., a Colorado corporation ("Nona"), the sole shareholder of NuOasis International Inc., a Bahamas corporation ("NuOasis") from Mr. Ng Man Sun doing business as Dragon Sight International Amusement (Macau) Company ("Dragon") at the Hyatt and Holiday Inn Hotels in Macau, as described in the Agreement attached hereto as Exhibit "A" (the "Net Profits Interest")

Dear Mr. Ng:

When countersigned by you in the space provided below, this letter (the "Agreement") shall serve as the agreement between yourself, individually and doing business as Dragon Sight International Amusement (Macau) Company (collectively, "you") and Nona to resolve the conflict between you and the government of Macau resulting from statements made to the Macau Gaming Commission which have served to interfere with the contractual and future business relationship between you and Nona and NuOasis. NuOasis is the successor to the Net Profits Interest by virtue of an Assignment of such interest from Nona in December 1995.

1.       REPATRIATION OF NET PROFITS INTEREST

         Nona will cause NuOasis to assign to you, or your designees, effective July 1, 1996, all of the Net Profits Interest, in consideration for which you and such designees will sell, assign and transfer to NuOasis, or its designees, a mutually agreed number of the shares of common stock originally issued by Nona to make the purchase of the Net Profits Interest.

2.       SETTLEMENT OF OUTSTANDING BALANCE ON NOTE

         Nona will cause NuOasis to purchase the Three Million (USD3,000,000) Contingent Secured Promissory Note issued to you by Nona on May 25, 1995 for an amount equal to the current outstanding principal and accrued interest, a copy of which is attached hereto as Exhibit "B", which is approximately Three Million Two Hundred Eighty Thousand Dollars (USD3,280,000) as of today's date.

3.       PAYMENT OF ACCRUED NET PROFITS INTEREST REVENUES

         You will deposit with NuOasis, in its account at Po Sang Bank, the Net Profits Interest revenues accruing to the 40% Net Profits Interest of NuOasis from January 1 through June 30, 1996.

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4.       RELEASE BY YOU

         Except for obligations and rights expressly set forth and reserved by this Agreement, you hereby release, acquit and forever discharge Nona, NuOasis and their respective agents, servants and employees, successors, heirs, legal representatives and assigns, and all persons, natural or corporate, in privity with them from any and all claims, causes of action, or controversies of any kind whatsoever, whether known or unknown, whether accrued or to accrue, including but not limited to claims at common law pursuant to the laws of the United States and the State of Colorado, or pursuant to any other laws or statutes, including but not limited to all matters relating or pertaining to the purchase and ownership of the Net Profits Interest through the date hereof. Except as otherwise provided herein, the foregoing release releases all claims as to any alleged misrepresentations, false statements, securities law violations relating or pertaining to Nona or NuOasis, the business affairs of Nona or NuOasis, or the management of Nona or NuOasis, through the date hereof. It is expressly understood and agreed that the foregoing release constitutes a general release of each and every claim which you have or may have against Nona or NuOasis, or their officers and directors as of the date hereof.

5.       RELEASE BY NONA AND NUOASIS

         Except for obligations and rights expressly set forth and reserved by this Agreement, Nona and NuOasis hereby release, acquit, and forever discharge you, your respective agents, servants, and employees, heirs, legal representatives and assigns, and all persons natural, or corporate, in privity with you from any and all claims, causes of action, or controversies of any kind whatsoever, whether known or unknown, whether accrued or to accrue, including but not limited to claims at common law pursuant to the laws of the United States and the States of Colorado and California, and Macau, or pursuant to any other laws or statutes, including but not limited to all matters relating or pertaining to the sale and operation of the casinos underlying the Net Profits Interest by you through the date hereof. It is expressly understood and agreed that the foregoing release constitutes a general release of each and every claim which Nona or NuOasis have or may have against you as of the date hereof.


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6.       WAIVER AND RELEASE OF UNKNOWN CLAIM

         It is expressly understood that this release extends to claims which the parties hereto may not know or suspect to exist in their favor at the time of executing this Agreement, which if known may have materially affected their settlement.

         This waiver and release of unknown claims is applicable to statutes and principles of common law of the United States or the State of Colorado and California, or of any and all other states of the United States or foreign jurisdictions, and are hereby knowingly and voluntarily waived and relinquished by the parties hereto. The parties each acknowledge that these waivers are essential and material terms of this Agreement, without which the consideration set forth herein and the agreement reached herein would not have been made.

7.       NO PRIOR ENCUMBRANCES OR ASSIGNMENT

         You agree and covenant that you have not assigned, pledged or otherwise in any manner whatsoever encumbered, conveyed or transferred the shares of common stock to be transferred by you, and the Note or any claim or any cause of action, either by instrument in writing or otherwise, which you believe you may have against Nona or NuOasis, or their officers, agents or representatives, arising out of or relating to the subject matter of this Agreement.

8.       NO DETRIMENTAL RELIANCE

         The parties agree that as a part of the consideration for this Agreement, and before executing this Agreement, each party hereto has been fully informed of and understands the terms, contents, conditions and effects of this Agreement; that in executing this Agreement and negotiating the terms thereof, each has had the benefit of the advice of attorneys of its own choosing; and, that no promise or representation of any kind has been made to any party by another party hereto, or anyone acting for them, except as is expressly stated in this Agreement. The parties represent that they have relied completely and solely on their own judgement and the advice of their attorneys in executing this Agreement.

9.       NO LIABILITY

         The parties agree that the consideration described in this Agreement, and the covenants set forth herein, are given by the parties in compromise and settlement of a dispute in order that each party may but its peace. Such consideration, agreement and covenants are in no way to be construed as an admission of liability on the part of any party hereto. Each party specifically denies any such liability or responsibility and specifically denies all such allegations made against said party.

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10.      EVENTS THAT WOULD MAKE THIS AGREEMENT VOID

         This Agreement shall be void and of no effect if any one of the following events occurs:


          A. Failure to Accept Agreement. If you fail to accept, sign and deliver this Agreement by August 16, 1996.

          B. Failure to Remit Proceeds of Net Profits Interest. If you fail to remit the proceeds of the Net Profits Interest for the six (6) months ended June 30, 1996 of HK$30,065,235.20.

          C. NuOasis' Failure to Tender Net Profits Interest. If NuOasis shall fail to tender the Net Profits Interest to you or your designees.

          D. NuOasis' Failure to Satisfy Outstanding Financial and Interest Due on the Note. If NuOasis fails to satisfy outstanding financial and interest due on the Note by check to you on or before August 16, 1996 (the "Closing Date").

         In the event this Agreement is terminated pursuant to this paragraph, this Agreement shall be of no further force or effect and no obligation, right, or liability shall arise hereunder, And, further, each party shall bear its own costs in connection with the negotiation, preparation, and execution of this Agreement.

11.      REPRESENTATION BY COUNSEL

         Each of the parties have been or have had the opportunity to be represented by the counsel in entering into this Agreement. Each of the parties affirms to the others that it has consulted and discussed the provisions of this Agreement with its counsel and fully understands the legal effect of each such provisions.

12.      FACTUAL DIFFERENCE

         Each of the parties understands and accepts the risk that the facts, pursuant to which this Agreement is entered into may be different from the facts now known or believed by each such party to be true. This Agreement shall remain in all respects effective and shall not be subject to termination or rescission by virtue of any such difference in facts.

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13.      NEGOTIATED TRANSACTION

         The drafting and negotiations of this Agreement has been participated in by each of the parties. For all purposes, this Agreement shall be deemed to have been drafted jointly by each of the parties.

14.      FURTHER DOCUMENTATION AND ASSISTANCE

         You agree, following the consummation of the repatriation of the Net Profits Interest, to cooperate with Nona, its officers and directors, to execute additional instruments and take such action as may be reasonably requested by Nona or NuOasis to carry out the intent and purpose of this Agreement.

15.      MISCELLANEOUS

          A. Authority. The persons executing this Agreement are duly authorized to do so. Further, Nona and you each represent, through such executors, that each has taken all action required by law or otherwise to properly and legally execute and carry out the terms of this Agreement.

          B. Notices. Any notice under this Agreement shall be deemed to have been sufficiently given if sent by registered or certified mail, postage prepaid, addressed as follows:

               To You:        Dragon Sight International Amusement
                               (Macau)Company
                              Room 3078, Diamond Square
                              3/F Shun Tak Centre
                              200 Connaught Road, Central Hong Kong
                              Telephone:        +852-2-559-8859
                              Facsimile:        +852-2-540-5020

               To NuOasis:    NuOasis International Inc.
                              43 Elizabeth Avenue
                              Nassau, Bahamas
                              Telephone:        +44 1624 815544
                              Facsimile:        +44 1624 815548

               To Nona:       Nona Morelli's II Inc.
                              2 Park Plaza, Suite 470
                              Irvine, California 92614
                              Telephone: (714) 833-5381
                              Telefax: (714) 833-7854

               or to any other address which may hereafter be designate by either party by notice given in such manner. All notices shall be deemed to have been given as of the date of receipt.

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          C.   Entire   Agreement.   This   agreement   sets  forth  the  entire
               understanding between the parties hereto and no other prior written or oral statement or agreement shall be recognized or enforced.

          D. Severability. If a court of competent jurisdiction determines that any clause or provision of this Agreement is invalid, illegal, or unenforceable, the other clauses and provisions of the Agreement shall remain in full force and effect and the clauses and provisions which determined to be void, illegal, or unenforceable shall be limited so that they shall remain in effect to the extent permissible by law.

          E. Assignment. Neither party may assign this Agreement without the express written consent of the other party, however, any such Assignment shall be binding on and inure to the benefit of such successor, or, in the event of death or incapacity, on their heirs, executors, administrators and successors of any party.

          F.   Applicable Law. This Agreement shall be construed and enforced in
               accordance  with  the  laws  of  the  United  States,   State  of
               California

          G.   Attorney's   Fees.  If  any  legal  action  or  other   preceding
               (nonexclusively including arbitration) is brought for the enforcement of or to declare any right or obligation under this Agreement or as a result of a breach, default or misrepresentation in connection with any of the provisions of this Agreement, or otherwise because of dispute among the parties hereto, the prevailing party will be entitled to recover actual attorney's fees (including for appeals and collection) and other costs incurred in such action or proceeding , in addition to any other relief to which such party may be entitled.

          H. Counterparts. It is understood and agreed that this Agreement may be executed in any number of identical counterparts, each of which may be deemed an original for all purposes.

          I. Further Documents. Nona and you will at any time, and from time to time after the date of this Agreement, cooperate with each other and execute such additional instruments and take such action as may be reasonably requested by the other party to confirm and to carry out the intent and purpose of this Agreement.

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          J.   Amendment or Waiver. No waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default, then, theretofore, or thereafter occurring or existing. This Agreement may only be amended by a writing signed by all parties hereto.

          K. Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

          L. Facsimile Transmission. If a party signs this Agreement and then transmits an electronic facsimile of the signature page to another party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.


Sincerely,



/s/  John D. Desbrow
---------------------------
     John D. Desbrow
     Secretary and General Counsel


ACCEPTED THIS ----- Day of August, 1996

Mr. Ng Man Sun, doing business as
Dragon Sight International
 Amusement (Macau) Company



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                                   EXHIBIT "A"

                                     to the
                                Letter Agreement
                              Dated August 5, 1996



                            THE NET PROFITS INTEREST

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                                   EXHIBIT "B"

                                     to the
                                Letter Agreement
                                  Dated 5, 1996

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